Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 300 Executive Drive, Suite 300 West Orange, NJ 07052 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Bel Director John Tweedy to Retire from the Board
and Not Stand for Re-election at the 2024 Annual Meeting

Bel plans to nominate David Valletta to join the Board,

Former Executive Vice President of Worldwide Sales at Vishay Intertechnology

WEST ORANGE, N.J., March 7, 2024 (GLOBE NEWSWIRE) -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB) (“Bel” or the “Company”), a designer, manufacturer, and provider of products that power, protect and connect electronic circuits, today announced that John Tweedy will retire from the Board and not stand for re-election at the Company’s 2024 Annual Meeting of Shareholders. The Board of Directors plans to nominate David Valletta to join the Board in 2024.

Mr. Tweedy has served on Bel’s Board since 1996 and throughout the years has served on various committees including Audit and Executive. John has been instrumental during Bel’s various acquisitions, international expansion, and recent changes to the overall organization.

“On behalf of the Board, I thank John for his many contributions to Bel. As a long-standing member of the Board, John’s insight and counsel will be missed” said Dan Bernstein, President, CEO and Director.

Mr. Valletta brings over 40 years of sales and growth experience within the electronic components industry. In his most recent role as Executive Vice President of Worldwide Sales at Vishay Intertechnology, Mr. Valletta was responsible for a multi-billion global sales team and helped to set the strategic direction of the organization while attaining certain revenue and profit margin targets across all of its product categories. Mr. Valletta worked closely with the executive team and Board of Directors as they pursued acquisitions and integrated them within Vishay. Mr. Valletta began his journey at Vishay in 1994 and held prior roles at AVX corporation, a leading electronic component manufacturer based in South Carolina. He holds a BA from the University of Rhode Island and an MBA from Northeastern University.

“We are very pleased about the potential of adding Dave to our Board given his tremendous wealth of knowledge in building, leading and managing sales teams for global organizations within our industry,” said Dan Bernstein, Chief Executive Officer. “If elected, Dave will be helpful in sharing with us his proven expertise as we look to continue to invest and focus on growth in places such as Europe and the Automotive sector.”

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits. These products are primarily used in the networking, telecommunications, computing, military, aerospace, medical, transportation and broadcasting industries. Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies). The Company operates facilities around the world.

Important Additional Information For Investors and Shareholders

The Company intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2024 Annual Meeting of Shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO), ACCOMPANYING PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THESE DOCUMENTS BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://ir.belfuse.com/financial-information/sec-filings.

The Company, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2024 Annual Meeting of Shareholders. Information regarding the ownership of the Company’s directors and executive officers in the Company’s common shares is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov or on the Company’s website at https://ir.belfuse.com/financial-information/sec-filings. Information can also be found in the Company’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, our expectations, plans and opinions regarding director nominations and the 2024 Annual Meeting of Shareholders. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in our plans with respect to director nominations and the 2024 Annual Meeting of Shareholders, changes in individual intentions with respect to the same, and our ability to achieve our expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that we make from time to time with the SEC, which are available on the SEC’s website (www.sec.gov). The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Bel Fuse Inc.

Lynn Hutkin, VP Financial Reporting & Investor Relations
ir@belf.com

Three Part Advisors

Jean Marie Young, Managing Director

Steven Hooser, Partner

jyoung@threepa.com

shooser@threepa.com

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